UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 28, 2014

DIGITAL ALLY, INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	001-33899	20-0064269
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9705 Loiret Blvd., Lenexa, KS 66219

(Address of Principal Executive Offices) (Zip Code)

(913) 814-7774

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

(a) On June 8, 2009, Digital Ally, Inc. (the “Company”) filed suit against Z3Technologies, LLC (“Z3”) in the U.S. District Court for the District of Kansas claiming breach of a production software license agreement entered into during October 2008 and the rescission of a second limited license agreement entered into during January 2009. Among other claims, the Company asserted that Z3 failed to deliver the material required under the contracts; that the product delivered by Z3 was defective and/or unusable; and that the January 2009 contract should be rescinded and declared void, unenforceable and of no force or effect. The Company paid license fees and made other payments to Z3 totaling $265,000 under these contracts. Z3 denied these claims and filed counterclaims that allege the Company did not have the right to terminate the contracts and therefore that it was damaged for loss of profits and related damages. In those counterclaims, Z3 sought to recover approximately $4.5 million from the Company exclusive of “prejudgment interest.” The Company’s insurance carrier settled a portion of the counterclaims under its director and officer liability insurance policy. The counterclaims that were not resolved by that settlement remained in controversy.

The trial of those claims concluded with a jury verdict on July 3, 2012. The principal parts of the verdict were (i) an award of $30,000 to the Company on grounds that Z3 had breached its 2008 contract; (ii) an award of $15,000 in favor of Z3 by finding that the Company had breached the 2008 contract by failing to pay the balance of certain engineering fees; and (iii) an award of $100,000 in favor of Z3 based on the Court’s finding that the Company breached the 2009 contract by failing to place an initial order for certain modules from Z3. As a result, the net judgment against the Company was $85,000. Further, despite the Company’s arguments at trial, the court also refused to reconsider the interlocutory summary judgment rulings rendered against it prior to trial in the amount of $445,000, which became final upon conclusion of the trial. Accordingly, the total judgment entered against the Company was $530,000 and no prejudgment interest on that sum was awarded.

Both parties appealed to the United States Court of Appeals for the 10th Circuit, and on May 16 2014, the Court of Appeals affirmed that judgment in part and reversed it in part. As a result of the Court’s decision, the Company’s obligation to Z3 is approximately $600,697, including pre-judgment and post-judgment interest. In July 2012 at the inception of the appeal, Digital deposited $662,500 for a bond as security for the obligation represented by the judgment. The Company will use such sum to satisfy the judgment and the expenses of the appeal and no additional funds will be required. The Company recently determined not to ask for a rehearing by the Court.

The Company accrued the $530,000 judgment entered against it as a long-term liability as of June 30, 2013 due to the expected time required to conclude the appeal process. It also accrued the legal fees and pre-judgment and post-judgment interest expected to be incurred during the appeal process. The Company reflected the bond of $662,500 as restricted cash in its subsequent balance sheets.

(b) On or about May 22, 2014, Stephen Gans, a director and principal shareholder of Digital Ally, Inc., (the “Company”) filed a complaint in the Eighth Judicial District Court, Clark County, Nevada that asserts claims against the Company and Stanton E. Ross, Leroy C. Richie, Daniel F. Hutchins and Elliot M. Kaplan (the “Defendant Directors”), who are four of the five members of its Board of Directors. The Company was served with the complaint on May 28, 2014. Among other things, the complaint alleges (i) that the Defendant Directors breached their fiduciary duties by failing to consider a financing proposal offered by Mr. Gans and his affiliates; and (ii) that the Defendant Directors, acting at the direction of Stanton E. Ross, did not independently and objectively evaluate Mr. Gans’ protestations about certain alleged transactions between the Company and Infinity Energy Resources, Inc., and by so doing, breached their fiduciary duties. The Company and the Defendant Directors will vigorously defend the claims asserted against them.

The information contained in this Current Report shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or incorporated by reference in any filing under the Exchange Act or the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 4, 2014

Digital Ally, Inc.

By:	/s/ Stanton E. ROSS
Name:	Stanton E. Ross
Title:	President and Chief Executive Officer